Exhibit 99.7

Press Information 2211 H. H. Dow Way Midland, MI 48674 dow.com

Dow, State of Wyoming and University of Wyoming partner to advance oil recovery

Field pilot projects under the Wyoming Gas Injection Initiative will extend the life of oilfields and recover more oil with fewer resources

MIDLAND, Mich, – May 16, 2024 – In a unique state-university-industry collaboration, Dow (NYSE: DOW), the State of Wyoming and the University of Wyoming have come together to launch The Wyoming Gas Injection Initiative (WGII), a program designed to enhance oil well productivity and recovery from existing fields and wells in Wyoming.

WGII will provide field pilot testing of advanced oil recovery methods, such as foam-assisted gas injection using recovered hydrocarbon gases, carbon dioxide or other gases for revitalization of oil fields, as well as mitigation of greenhouse gas emissions by operations in Wyoming. The State of Wyoming will provide $25 million in matching funds through the University of Wyoming to assist the oil and gas operators selected for the project – including, Ballard Petroleum Holdings, Devon Energy Corp. and Occidental – on enhanced recovery projects over a five-year period. Private operators selected for WGII contribute $25 million to the pilot, matched by $25 million from the state. As part of these projects, Dow and the Center of Innovation for Flow Through Porous Media (COIFPM) at the University of Wyoming, along with the oil and gas operators, will implement technologies to catalyze the beneficial use of greenhouse gases for carbon sequestration and oil recovery.

“The Wyoming Gas Injection Initiative is a powerful example of the possibilities that can be brought to life through collaboration with like-minded organizations, in this case meeting the world’s growing energy demand with more sustainable technology,” said Pankaj Gupta, business vice president, Dow Industrial Solutions. “Our team is proud to share our materials science portfolio and experience to help shape a future where oil recovery is optimized, resources are conserved, and greenhouse gas emissions are significantly reduced in Wyoming and across the globe.”

Dow will support the field implementation and the research activities to be conducted at COIFPM by providing tailored conformance control agents (foaming additives) and sharing learnings from previous field pilot projects. Initial research will develop novel formulations using Dow’s ELEVATE™ additives, which have the potential to increase oil production significantly and extend the economic life of oil assets. These formulations will then be further optimized and piloted in several Wyoming-based reservoirs with the selected oilfield operators to improve the utilization efficiency of gas injection recovery techniques.

“In Wyoming, our energy strategy is focused on using the full value of our energy resources and enhanced oil recovery is an important part of that strategy,” said Governor Mark Gordon. “The Wyoming Gas Injection Initiative will not only help breathe new life into our oilfields, but also allow us to recover oil more efficiently while supporting our critical energy and manufacturing industries.”

About Dow

Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 31 countries and employ approximately 35,900 people. Dow delivered sales of approximately $45 billion in 2023. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com.

About The University of Wyoming

The University of Wyoming is a public land-grant research university in Laramie, Wyo., with eight colleges: Agriculture, Life Sciences and Natural Resources; Arts and Sciences; Business; Education; Engineering and Physical Sciences; Health Sciences; Honors; and Law. The university offers over 200 undergraduate, graduate and certificate programs and is classified as an R2-Doctoral Universities with High Research Activity. https://www.uwyo.edu/index.html

For further information, please contact:

Sarah Young

+1 989 638 6871

Syoung3@dow.com

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